EXHIBIT 99.1
Houston, Texas
7 August 2007

FOR IMMEDIATE RELEASE

     ATWOOD OCEANICS, INC., Houston-based International Drilling Contractor, announced today that the Company earned net income of $32,033,000 or $1.00 per diluted share, on revenues of $98,371,000 for the quarter ended June 30, 2007, compared to net income of $32,791,000 or $1.04 per diluted share, on revenues of $71,865,000 for the quarter ended June 30, 2006. For the nine months ended June 30, 2007, the Company earned net income of $84,875,000 or $2.68 per diluted share, on revenues of $281,433,000 compared to net income of $62,943,000 or $2.00 per diluted share, on revenues of $194,808,000 for the nine months ended June 30, 2006. Earning results for the three months and nine months ended June 30, 2006 included the recognition of $6.4 million of tax benefits which increased diluted earnings per share by $0.20 for both periods.

                                          FOR THE THREE MONTHS ENDED JUNE 30,
                                           2007                     2006
                                        ------------            -------------

Revenues                                $ 98,371,000             $ 71,865,000
Income before Income Taxes                36,569,000               28,606,000
(Provision) benefit for Income Taxes      (4,536,000)               4,185,000
Net Income                                32,033,000               32,791,000
Earnings per Common Share -
      Basic                                     1.02                     1.06
      Diluted                                   1.00                     1.04
Weighted Average Shares
   Outstanding -
      Basic                               31,491,000               31,037,000
      Diluted                             31,964,000               31,580,000


                                         FOR THE NINE MONTHS ENDED JUNE 30,
                                          2007                    2006
                                       --------------       ------------------

Revenues                               $ 281,433,000            $ 194,808,000
Income before Income Taxes                98,650,000               63,951,000
Provision for Income Taxes               (13,775,000)              (1,008,000)
Net Income                                84,875,000               62,943,000
Earnings per Common Share -
      Basic                                     2.72                     2.04
      Diluted                                   2.68                     2.00
Weighted Average Shares
   Outstanding -
      Basic                               31,233,000               30,900,000
      Diluted                             31,718,000               31,411,000


                                                           Contact:  Jim Holland
                                                                  (281) 749-7804